Exhibit 4.1

AMENDED AND RESTATED

CORD BLOOD AMERICA, INC. 2007 FLEXIBLE STOCK PLAN

ARTICLE I - NAME AND PURPOSE

1.1

Name.  The name of the Plan is the "Cord Blood America, Inc.  Amended and Restated 2007 Flexible Stock Plan."

1.2

Purpose.  The Company has established the Plan to attract, retain, motivate and reward Employees and other individuals, to encourage ownership of the Company's Common Stock by Employees and other individuals, and to promote and further the best interests of the Company.

ARTICLE II - DEFINITIONS OF TERMS AND RULES OF CONSTRUCTION

2.1

General Definitions.  The following words and phrases, when used in the Plan, unless otherwise specifically defined or unless the context clearly otherwise requires, shall have the following respective meanings:

(a)

Agreement.  The document which evidences the grant of any Benefit under the Plan and which sets forth the Benefit and the terms, conditions and provisions of, and restrictions relating to, such Benefit.

(b)

Benefit.  Any benefit granted to a Participant under the Plan.

(c)

Board.  The Board of Directors of the Company.

(d)

Company.  Cord Blood America, Inc., a Florida Corporation

(e)

Committee.  The Committee described in Section 5.1.

(f)

Common Stock.  The Company's Common Stock, $0.0001 par value.

(g)

Effective Date.  The date that the Plan is adopted by the Board of Directors.

(h)

Employee.  Any person employed by the Employer.

(i)

Employer.  The Company and all Subsidiaries.

(j)

Exchange Act.  The Securities Exchange Act of 1934, as amended.

(k)

Fair Market Value.  The last reported sale price, regular way, of the Shares on any day or, in case no such reported sale takes place on such day, the average of the reported closing  bid and asked prices, regular way, in either case on the principal national securities exchange on which the Shares are listed or if the Shares are not listed on a national securities exchange and are listed on the Nasdaq Stock Market, the sale price determined in the same fashion or, if the  Shares are not so listed on any of the foregoing, the average of the bid and asked prices on such day as furnished by dealers in the Shares in the over-the-counter market.  All calculations of the current market price shall be made to the nearest cent.

(l)

Option.  An option to purchase Shares granted under the Plan.

(m)

Other Stock Based Award.  An award under the Plan that is valued in whole or in part by reference to, or is otherwise based on, Common Stock.

(n)

Participant.  A person who is granted a Benefit under the Plan.  Benefits may be granted only to Employees, employees and owners of entities which are not Subsidiaries but which have a direct or indirect ownership interest in an Employer or in which an Employer has a direct or indirect ownership interest, persons who, and employees and owners of entities which, are customers and suppliers of an Employer, persons who, and employees and owners of entities which, render services to an Employer, and persons who, and employees and owners of entities, which have ownership or business affiliations with any persons or entity previously described.

(o)

Performance Share.  A Share awarded to a Participant under ARTICLE XIV of the Plan.

(p)

Plan.  The Cord Blood America, Inc. Amended and Restated 2007 Flexible Stock Plan, and all amendments and supplements to it.

(q)

Restricted Stock.  Shares issued under ARTICLE XIII of the Plan.

(r)

Share.  A share of Common Stock.

(s)

Subsidiary.  Any corporation in an unbroken chain of corporations beginning with the Company if, at the time of grant of an Option or other Benefit, each of the corporations, other than the last corporation in the unbroken chain, owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

2.2

Other Definitions.  In addition to the above definitions, certain words and phrases used in the Plan and any Agreement may be defined in other portions of the Plan or in such Agreement.

2.3

Conflicts in Plan.  In the case of any conflict in the terms of the Plan relating to a Benefit, the provisions in the ARTICLE of the Plan which specifically permits the grant of such Benefit shall control those in a different ARTICLE.

ARTICLE III - COMMON STOCK

3.1

Number of Shares.  The number of Shares which may be issued or sold or for which Options or Performance Shares may be granted under the Plan was initially fixed at 4,000,000 Shares, and by this Amendment and Restatement, is hereby increased by an additional 8 million shares, for a total of 12 million shares which may be issued under this Plan.  At this date there are 4,000,000 shares issued and outstanding under this Plan.  Such Shares may be authorized but unissued Shares, Shares held in the treasury, or both.

3.2

Reusage.  If an Option expires or is terminated, surrendered, or canceled without having been fully exercised, if Restricted Shares or Performance Shares are forfeited, or if any other grant results in  any Shares not being issued, the Shares covered by such Option, grant of Restricted Shares, Performance Shares or other grant, as the case may be, shall again be available for use under the Plan, to the fullest extent permitted under applicable law.

3.3

Adjustments.  If there is any change in the Common Stock of the Company by reason of any stock dividend, spin-off, split-up, spin-out, recapitalization, merger, consolidation, reorganization, combination or exchange of shares, the number and class of shares available for Options and grants of Restricted Stock, Performance Shares and Other Stock Based Awards and the number of Shares subject to outstanding Options, grants of Restricted Stock and Performance Shares which are not vested, and Other Stock Based Awards, and the price thereof, as applicable, shall be appropriately adjusted by the Committee.

ARTICLE IV - ELIGIBILITY

4.1

Determined By Committee.  The Participants and the Benefits they receive under the Plan shall be determined solely by the Committee.  In making its determinations, the Committee shall consider past, present and expected future contributions of Participants and potential Participants to the Employer, including, without limitation, the performance of, or the refraining from the performance of, services.

ARTICLE V - ADMINISTRATION

5.1

Committee.

(a)  The Plan shall be administered by the Board of Directors of the Company, the Stock Option Committee of the Board or another committee of the Board, all as shall be determined by the Board.

(b)  The Committee shall be comprised of not less than two persons. Each member of the Committee shall be a member of the Board who during the one year period prior to service on the Committee was, and during such service is, an “outside director,” as such term is utilized in Section 162(m) of the Internal Revenue Code, and a “non-employee director,” as such term is defined and utilized in Rule 16b-3 of the Exchange Act. Subject to the foregoing, the Board may from time to time appoint members of the Committee in substitution for or in addition to members previously appointed, may fill vacancies in the Committee and may remove members of the Committee.

(c)  The Committee shall select one of its members as its chairman and shall hold its meetings at such times and places as it shall deem advisable. A majority of its members shall constitute a quorum and all determinations shall be made by a majority of such quorum. Any determination reduced to writing and signed by all of the members of the Committee shall be fully as effective as if it had been made by a majority vote at a meeting duly called and held.

5.2

Powers.

(a)

The Board or the Committee, if so determined by the Board, shall have full power and authority, subject to such orders or resolutions not inconsistent with the provisions of the Plan as may from time to time be issued or adopted by the Board, to grant eligible persons Benefits under the Plan, to determine the restrictions, terms and conditions (which need not be identical) of all Benefits so granted, to interpret the provisions of the Plan and any Agreements relating to Benefits granted under the Plan, and to supervise the administration of the Plan.

(b)

The Board or the Committee, if the Board shall so determine, shall have sole authority in the selection of directors, officers and employees of the Company or a Subsidiary, and any consultant, advisor or independent contractor to the Company or a Subsidiary, to whom Awards may be granted under the Plan and in the determination of the timing, pricing, terms, conditions, restrictions and amount of any such Award, subject only to the express provisions of the Plan.

(c)

Without limiting the generality of the above Sections, the Board or the Committee shall have the authority to condition any Award, in whole or in part, on performance or other criteria established by the Board or the Committee at the time of grant. In making determinations hereunder, the Board or the Committee may take into account the nature of the services rendered by the respective directors, officers, employees, consultants, advisors or independent contractors, their present and potential contributions to the success of the Company and its Subsidiaries and such other factors as the Board or the Committee in its discretion deems relevant, and may consult with, and give such consideration to the recommendations of, management of the Company as the Board or Committee deems desirable.

5.3

Interpretation.  The Board or the Committee is authorized, subject to the provisions of the Plan, to establish, amend and rescind such rules and regulations as it deems necessary or advisable for the proper administration of the Plan and to take such other action in connection with or in relation to the Plan as it deems necessary or advisable. Each action and determination made or taken pursuant to the Plan by the Board or the Committee, including any interpretation or construction of the Plan, shall be final and conclusive for all purposes and upon all persons. No member of the Board or the Committee shall be liable for any action or determination made or taken by him or the Board or the Committee in good faith with respect to the Plan.

ARTICLE VI - AMENDMENT

6.1

Power of Board.  Except as hereinafter provided, the Board shall have the sole right and power to amend the Plan at any time and from time to time.

ARTICLE VII - TERM AND TERMINATION

7.1

Term.  The Plan shall commence as of the Effective Date, and, subject to the terms of the Plan, including those limiting the period over which Benefits may be granted, shall continue in full force and effect until terminated.

7.2

Termination.  The Plan may be terminated at any time by the Board.

ARTICLE VIII - MODIFICATION OR TERMINATION OF BENEFITS

8.1

General.  Subject to the provisions of Section 8.2, the amendment or termination of the Plan shall not adversely affect a Participant's right to any Benefit granted prior to such amendment or termination.

8.2

Committee's Right.  Any Benefit granted may be converted, modified, forfeited or canceled, in whole or in part, by the Committee if and to the extent permitted in the Plan or applicable Agreement or with the consent of the Participant to whom such Benefit was granted.

ARTICLE IX - AGREEMENTS AND CERTAIN BENEFITS

9.1

Grant Evidenced by Agreement.  The grant of any Benefit under the Plan may be evidenced by an Agreement which shall describe the specific Benefit granted and the terms and conditions of the Benefit or may be evidenced by adoption of a Board Resolution.  The granting of any Benefit shall be subject to, and conditioned upon, the recipient's execution of any Agreement required by the Committee.  Except as otherwise provided in an Agreement, all capitalized terms used in the Agreement shall have the same meaning as in the Plan, and the Agreement shall be subject to all of the terms of the Plan.

9.2

Provisions of Agreement.  Any Agreement shall contain such provisions  that the Committee shall determine to be necessary, desirable and appropriate for the Benefit granted which may include, but not be limited to, the following with respect to any Benefit:  description of the type of Benefit; the Benefit's duration; its transferability; if an Option, the exercise price, the exercise period and the person or persons who may exercise the Option; the effect upon such Benefit of the Participant's death or termination of employment; the Benefit's conditions; when, if, and how any Benefit may be forfeited, converted into another Benefit, modified, exchanged for another Benefit or replaced; and the restrictions on any Shares purchased or granted under the Plan.

9.3

Certain Benefits.  Any Benefit granted to an individual who is subject to Section 16 of the Exchange Act shall be not transferable other than by will or the laws of descent and distribution and shall be exercisable during his lifetime only by him, his guardian or his legal representative.

ARTICLE X - REPLACEMENT AND TANDEM AWARDS

10.1

Replacement.  The Committee may permit a Participant to elect to surrender a Benefit in exchange for a new Benefit.

10.2

Tandem Awards.  Awards may be granted by the Committee in tandem.

ARTICLE XI - PAYMENT, DIVIDENDS, DEFERRAL AND WITHHOLDING

11.1

Payment.  Upon the exercise of an Option or in the case of any other Benefit that requires a payment to the Company, the amount due the Company is to be paid:

(a)

in cash;

(b)

by the tender to the Company of Shares owned by the optionee and registered in his name having a Fair Market Value equal to the amount due to the Company;

(c)

by credit by the receipt for a Retainer due and payable under a contract executed by the Company;

(d)

in other property, rights and credits, including the Participant's promissory note; or

(e)

by any combination of the payment methods specified in (a), (b) and (c) above.

Notwithstanding the foregoing, any method of payment other than (a) may be used only with the consent of the Committee (or if and to the extent so provided in an Agreement).  The proceeds of the Sale of Common Stock purchased pursuant to an Option and any payment to the Company for other Benefits shall be added to the general funds of the Company or to the Shares held in treasury, as the case may be, and used for the corporate purposes of the Company as the Board shall determine.

11.2

Dividend Equivalents.  Grants of Benefits in Shares or Share equivalents may include dividend equivalent payments or dividend credit rights.

11.3

Deferral.  The right to receive any Benefit under the Plan may, at the request of the Participant, be deferred for such period and upon such terms as the Committee shall determine, which may include crediting of interest on deferrals of cash and crediting of dividends on deferrals denominated in Shares.

11.4

Withholding.  The Company, at the time any distribution is made under the Plan, whether in cash or in Shares, may at its discretion withhold from such distribution any amount necessary to satisfy federal, state and local  income tax withholding requirements with respect to such distribution. Such withholding shall be in cash or, in the Committee's sole discretion, Shares.

ARTICLE XII - OPTIONS

12.1

Determination by Committee.  The terms of all Options shall be determined by the Committee.

ARTICLE XIII - RESTRICTED STOCK

13.1

Description.  The Committee may grant Benefits in Shares available under ARTICLE III of the Plan as Restricted Stock.  Shares of Restricted Stock shall be issued and delivered at the time of the grant.  Each certificate representing Shares of Restricted Stock shall bear a restrictive legend stating that such Shares are nontransferable until all restrictions have been satisfied (and such other legend as may be required in connection with any Agreement relating to the issuance under the Plan).  The grantee shall be entitled to full voting and dividend rights with respect to all shares of Restricted Stock from the date of grant.

13.2

Non-Transferability.  Shares of Restricted Stock shall not be transferable until after the removal of the legend with respect to such Shares.

ARTICLE XIV - PERFORMANCE SHARES

14.1

Description.  Performance Shares are the right of an individual to whom a grant of such Shares is made to receive Shares or cash equal to the Fair Market Value of such Shares at a future date in accordance with the terms of such grant.  Generally, such right shall be based upon the attainment of targeted profit and/or performance objectives.

14.2

Grant. The Committee may grant an award of Performance Shares.  The number of Performance Shares and the terms and conditions of the grant shall be set forth in an applicable Agreement.

ARTICLE XV – FORM S-8 REGISTERED STOCK

15.1

Description. The Committee may grant Benefits in the form of the issuance of Shares available under ARTICLE III of the Plan, to be issued after filing and effectiveness of an S-8 Registration Statement filed under the Securities Act of 1933 registering such shares, either specifically or as part of a Plan wide registration of shares.  The issuance of all such shares shall be in accord with the rules and regulations associated with the use of an S-8 Registration Statement adopted by the Securities and Exchange Commission as amended, and the terms set forth in the S-8 Registration as filed.

ARTICLE XVI - OTHER STOCK BASED AWARDS AND OTHER BENEFITS

16.1

Other Stock Based Awards.  The Committee shall have the right to grant Other Stock Based Awards which may include, without limitation, the grant of Shares based on certain conditions, the payment of cash based on the performance of the Common Stock, and the grant of securities convertible into Shares.

16.2

Other Benefits.  The Committee shall have the right to provide types of Benefits under the Plan in addition to those specifically listed, if the Committee believes that such Benefits would further the  purposes for which the Plan was established.

ARTICLE XVII - MISCELLANEOUS PROVISIONS

17.1

Underscored References.  The underscored references contained in the Plan are included only for convenience, and they shall not be construed as a part of the Plan or in any respect affecting or modifying its provisions.

17.2

Number and Gender.  The masculine and neuter, wherever used in the Plan, shall refer to either the masculine, neuter or feminine; and, unless the context otherwise requires, the singular shall include the plural and the plural the singular.

17.3

Governing Law.  This Plan shall be construed and administered in accordance with the laws of the State of Florida.

17.4

Purchase for Investment.  The Committee may require each person purchasing Shares pursuant to an Option,  or receiving shares under an award under the Plan to represent to and agree with the Company in writing that such person is acquiring the Shares for investment and without a view to distribution or resale.  The certificates for such Shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer.  All certificates for Shares delivered under the Plan shall be subject to such stock-transfer orders and other restrictions as the Committee may deem advisable under all applicable laws, rules and regulations, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate references to such restrictions.

17.5

No Employment Contract.  The adoption of the Plan shall not confer upon any Employee any right to continued employment nor shall it interfere in any way with the right of the Employer to terminate the employment of any of its Employees at any time.

17.6

No Effect on Other Benefits.  The receipt of Benefits under the Plan shall have no effect on any benefits to which a Participant may be entitled from the Employer, under another plan or otherwise, or preclude a Participant from receiving any such benefits.

BOARD RESOLUTIONS

WHEREAS, there has been presented to this Meeting a proposed Amendment to the Company’s Flexible Stock Plan to increase shares issuable under the Plan by an additional 8 million shares, and to change the name of the Plan, in order to give the Company more flexibility to attract, retain, motivate and reward employees and other individuals and to promote and further the best interests of the Company; and

WHEREAS, the Board feels that this is in the best interest of the Company to adopt said amendments to the Plan;

NOW THERFORE BE IT RESOLVED, that the Cord Blood America, Inc. 2007 Flexible Stock Plan is hereby amended as follows:

1.

To increase the  authorized shares which may be issued under the plan by an additional 8 million shares, for a total of 12 million shares.

2.

To change the name of the Plan to the Cord Blood America Inc. Amended and Restated 2007 Flexible Stock Plan.

FURTHER RESOLVED, that the Board of Directors shall continue to act as the Plan Committee.

FURTHER RESOLVED, that the Form S-8 Registration Statement covering  up to an additional 8 million shares made issuable under the Plan as a result of this amendment to the Plan, as presented to this meeting is hereby approved, and the officers are directed to immediately execute and file same with the Securities and Exchange Commission.